Exhibit 99.1
GWIN Announces Restructuring in Debt for Equity Transaction

LAS VEGAS, Nevada - August 1, 2006, GWIN, Inc. (OTCBB: GWNI) GWIN announced today the Company has completed the first step in a comprehensive restructuring plan to strengthen the Company’s balance sheet and to retain the continued services of its key employee and founder, Wayne Allyn Root.

Jeff Johnson, CFO of GWIN, stated “Our Chairman, Wayne Allyn Root, agreed to convert a six figure liability of the Company into preferred equity. He also agreed to remain for the foreseeable future in the role of Chairman and CEO. Furthermore, he agreed to waive a termination clause in his current contract. We consider these concessions to be substantial contributions on Mr. Root’s part for the long term well-being of the Company, and the Board wishes to thank him for his continued hard work on behalf of the GWIN shareholders.”

Chairman Wayne Allyn Root added, "This should give a major boost of confidence to all GWIN shareholders and future investors. First of all, as someone who makes big bets for a living, I've decided to put my money where my mouth is by agreeing to convert over $200,000 of GWIN liability into preferred equity- which shows the faith I have in the future of GWIN. Secondly, I have agreed to this conversion at $.045 per share, a price significantly above the current price of the stock. In an age where CEO’s consistently take stock and options at prices far below the current market price, I wanted to set a new example. This conversion makes me the largest individual shareholder in GWIN stock and firmly ties my future and my fortunes to this company. It shows my faith that GWIN is on a path to fulfill our goal of becoming the global brand name in sports handicapping."

 About GWIN, Inc.
GWIN, Inc. is America’s only publicly traded sports handicapping company.  GWIN specializes in developing and marketing sports handicapping advice and information via television (The Winning EDGE ™), radio and the Internet (www.WinningEDGE.com) and (www.ewinners.com). Wayne Allyn Root’s Winning EDGE™ is a half-hour football handicapping pregame show. In 2006 it will air Saturday mornings at 8:30 AM EST/PST on Discovery Channel (paid programming block) starting on September 9th. The Company produces high-quality sports and gaming entertainment programming and sells advertising and sponsorship opportunities on their TV and radio properties, as well as marketing opportunities to an exclusive database of more than one million predominately male sports and gaming fans.

Safe Harbor Statement - The above news release contains forward-looking statements. These statements are based on assumptions that the management of GWIN, Inc. believes are reasonable based on currently available information, and include statements regarding the intent, belief or current expectations of GWIN, Inc. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and are subject to a wide range of business risks, external factors and uncertainties. Actual results may differ materially from those indicated by such forward-looking statements. GWIN, Inc. assumes no obligation to update the information contained in this press release, whether as a result of new information, future events or otherwise.

Contact:	Jeff Johnson
GWIN, Inc.
5052 S. Jones Blvd
Las Vegas, Nevada 89118
702-967-1120
Jeff@winningedge.com
www.WinningEDGE.com